Exhibit 4.3

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION OF

CAREGUIDE, INC.

CAREGUIDE, INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:         The original name of this company is DSMI Corp. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was February 22, 1995.

SECOND:   The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first sentence of Article 4(a) is hereby amended and restated in its entirety to read as follows:

“The total number of shares which the Corporation shall have authority to issue is 120,000,000 shares of capital stock, divided into 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share.”

THIRD:              Pursuant to a resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting this Certificate of Amendment was submitted to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote.

FOURTH:       This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:             All other provisions of the Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

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IN WITNESS WHEREOF, CAREGUIDE, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 13th day of June, 2007.

CAREGUIDE, INC.

/s/ Chris E. Paterson

Chris E. Paterson
President and Chief Executive Officer